Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement No. 333-______ on Form S-3 of DayStar Technologies, Inc. of our report dated March 30, 2012, relating to our audits of the financial statements, which appear in the Annual Report on Form 10-K of DayStar Technologies, Inc. for the year ended December 31, 2011. Our report dated March 30, 2012, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

HEIN & ASSOCIATES LLP

Irvine, California
August 21, 2012